EXHIBIT 12

                       American Home Products Corporation
               Computation of  Ratio of Earnings To Fixed Charges
                   (Thousands of dollars, except ratio amounts)

                                        Years Ended December 31,
Earnings:            1997       1996       1995      1994*       1993
Earnings from
  continuing
  operations
  before taxes
  on income    $2,814,707 $2,755,460 $2,438,698 $2,029,760 $1,992,665

Add:
Fixed charges     518,661    605,011    705,047    155,187     91,500

Minority
  interest in
  earnings of
  consolidated
  subsidiary       12,582     32,496      5,642      5,303      4,027

Equity loss             0          0          0      1,691          0

Amoritization
  of capitalized
  interest          1,057      5,621        768        497          0

Less:
Minority interest
  in loss of
  consolidated
  subsidiary       11,861     14,412      4,925     17,873      9,129

Equity income      10,840     10,431      8,129          0          0

Capitalized
  interest         12,898          0      7,681      9,792     14,898

Dividends on
  preferred stock
  of majority-
  owned subsidiary      0          0          0          0      3,436

  Total earnings
    as defined $3,311,408 $3,373,745 $3,129,420 $2,164,773 $2,060,729

Fixed Charges:

Interest and
  amortization
  of debt
  expense        $461,370   $571,414   $665,021   $116,661    $47,871

Capitalized
  interest         12,898          0      7,681      9,792     14,898

Interest
  factor of
  rental
  expense (a)      44,393     33,597     32,345     28,734     25,295

Dividends on
  preferred
  stock of
  majority-
  owned subsidiary      0          0          0          0      3,436

  Total fixed
    charges as
    defined      $518,661   $605,011   $705,047   $155,187    $91,500

Ratio of earnings
  to fixed
  charges             6.4        5.6        4.4       13.9       22.5

*  - The 1994 results include one month of results of American Cyanamid
     Company which was acquired by American Home Products Corporation effective December 1, 1994. Assuming the acquisition took place
     January 1, 1994, the pro forma ratio of earnings to fixed charges would be 2.9 for the year ended December 31, 1994.

(a)- A 1/3 factor was utilized to compute the portion of rental expenses deemed representative of the interest factor.


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